                                                                      EXHIBIT 12

                 OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)

(In millions)

                                                                                 Years Ended December 31,
                                                        -----------------------------------------------------------------------
                                                          2001           2000           1999           1998          1997
                                                        -----------    -----------    -----------    -----------   ------------
Earnings:
Income (loss) from continuing operations before taxes     (13)        $ 131            $  27           $  59         $ 147
Add (deduct):
   Equity in income of non-consolidated affiliates          -            (2)               -               -            (1)

   Dividends received from non-consolidated affiliates      -             1                -               -             1

   Amortization of capitalized interest                     -             -                -               -             1

   Capitalized interest                                     -             -                -              (1)           (1)

   Fixed charges as described below                        29            27               27              31            36
                                                        -----         -----            -----           -----         -----
         Total                                          $  16         $ 157            $  54           $  89         $ 183
                                                        =====         =====            =====           =====         =====

Fixed charges:
   Interest expense and capitalized                     $  18         $  16            $  16           $  18         $  25

   Estimated interest factor in rent expense               11            11               11              13            11

                                                        -----         -----            -----           -----         -----
         Total                                          $  29         $  27            $  27           $  31         $  36
                                                        =====         =====            =====           =====         =====


Ratio of earnings to fixed charges (1)                      -           5.8              2.0             2.9           5.1
                                                        =====         =====            =====           =====         =====

(1) Income (loss) from continuing operations before taxes was insufficient to cover fixed charges by approximately $13 million for the year ended December 31, 2001.